Exhibit 16.1
September 7, 2007
Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re:	Metalline Mining Company
Commission File Number 0-27667
Dear Sirs:
We are in agreement with the statements made by the above registrant in its Form 8-KA to be filed on September 7, 2007.
Our independent auditor’s report on the financial statements of Metalline Mining Company for the period ended October 31, 2006 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties. Our independent auditor’s report on the financial statements of Metalline Mining Company for the period ended October 31, 2005 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties other than inclusion of an explanatory paragraph regarding doubt about the Company’s ability to continue as a going concern.
There were no disagreements with Metalline Mining Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.
Sincerely,
/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington